Exhibit 5.1

April 1, 2015
Norton Rose Fulbright US LLP 666 Fifth Avenue, 31st Floor New York, New York 10103-3198 United States

Applied DNA Sciences, Inc. 50 Health Sciences Drive Stony Brook, New York 11790	Tel +1 212 318 3000 Fax +1 212 318 3400 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offering of an aggregate of 3,820,000 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”), plus up to 573,000 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters (collectively, the “Shares”), and warrants to purchase up to 1,528,000 shares of Common Stock, plus additional warrants to purchase up to 229,200 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters (collectively, the “Warrants”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares”), pursuant to a prospectus supplement dated March 26, 2015 (the “Prospectus Supplement”), supplementing the prospectus dated March 10, 2015 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-202432) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We understand that the Shares and the Warrants are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, dated March 27, 2015, by and between the Company and Maxim Group, LLC, acting for itself and as representative for the other underwriter named therein (the “Underwriting Agreement”). In addition, we understand that the Warrants will be issued pursuant to the Warrant Agreement, dated as of November 20, 2014, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, as amended by the First Amendment to Warrant Agreement dated April 1, 2015 (collectively, the “Warrant Agreement”).

We have examined (i) the Base Prospectus and the Prospectus Supplement, (ii) the Registration Statement, (iii) the executed Underwriting Agreement, (iv) the executed Warrant Agreement, and (v) such records of the Company, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	the Shares have been duly and validly authorized for issuance, and when issued and delivered in accordance with the terms of the Underwriting Agreement, and upon receipt by the Company of payment of the consideration therefor provided for therein, will be validly issued, fully paid and nonassessable;

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Applied DNA Sciences, Inc. April 1, 2015 Page 2

2.	the Warrants have been duly and validly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Base Prospectus and the Prospectus Supplement, the Underwriting Agreement and the Warrant Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and
3.	the Warrant Shares have been duly and validly authorized for issuance and, when issued and sold by the Company upon valid exercise of the Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and applicable federal laws of the United States of America and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP